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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12.

                                  LIBBEY INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                                  LIBBEY INC.

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      AND
                                PROXY STATEMENT

--------------------------------------------------------------------------------

                                  MEETING DATE
                                  MAY 4, 2000

        ---------------------------------------------------------------
         --------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT!
      Please mark, date and sign the enclosed proxy card and promptly return it to the Company in the enclosed envelope.

                                                                   [LIBBEY LOGO]

                                  LIBBEY INC.
                                 P.O. BOX 10060
                               300 MADISON AVENUE
                            TOLEDO, OHIO 43699-0060

   -------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
   -------------------------------------------------------------------------

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Libbey stockholders which will be held Thursday, May 4, 2000, at 2:00 p.m. in the Belvedere Room at The Toledo Club, 235 14th Street (Madison Avenue and 14th Street), Toledo, Ohio.

     At the meeting, stockholders will elect two directors for a term of three years and will transact such other business as may properly come before the meeting.

     The close of business on March 15, 2000 is the record date for voting at the meeting. Only stockholders owning the Company's common stock, par value $.01 per share, on the record date are entitled to notice of, and to vote at, the Annual Meeting.

     Please sign, date and return your Proxy in the enclosed envelope as soon as possible so that your shares can be voted at the meeting. If the shares are held in more than one name, all holders of record should sign.

     Management sincerely appreciates your support.

                                            By Order of the Board of Directors,

                                            John F. Meier
                                            Chairman of the Board and Chief
                                            Executive Officer

                                            Arthur H. Smith
                                            Secretary

March 30, 2000
Toledo, Ohio

                                  LIBBEY INC.

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Libbey Inc., a Delaware corporation ("Libbey" or "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company ("Annual Meeting"), to be held in the Belvedere Room at The Toledo Club, 235 14th Street (Madison Avenue and 14th Street), Toledo, Ohio on May 4, 2000 at 2:00 p.m. and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about March 30, 2000. A complete list of stockholders entitled to vote at the Annual Meeting will be maintained at the Company's principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least ten days prior to the Annual Meeting.

     Only stockholders of record at the close of business on March 15, 2000 will be entitled to vote at the meeting. At such date, there were 15,220,126 shares of the Company's common stock outstanding. Each share of common stock is entitled to one vote. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Votes cast in person or by proxy will be tabulated by the inspectors of election appointed for the meeting and will determine whether or not a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the matter to which the abstention applies. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The common stock outstanding on the record date held by the trustee under the Company's Stock Purchase and Supplemental Retirement Plan, Stock Purchase and Retirement Savings Plan and Long-Term Savings Plan & Trust will be voted by the trustee in accordance with written instructions from participants in such plans or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of each respective plan for which instructions were received.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors ("Board of Directors" or "Board") is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years.

     Currently, the term of office for members of Class I of the Board of Directors will expire on the date of the Annual Meeting in 2000. The members of Class I are John F. Meier, Carol B. Moerdyk and Gary L. Moreau. The Board of Directors has fixed the number of directors to be elected at the 2000 Annual Meeting at three and has nominated John F. Meier, Carol B. Moerdyk and Gary L. Moreau for election to Class I. Those persons who are elected directors at the 2000 Annual Meeting will hold office until their terms expire on the date of the 2003 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class II and Class III of the Board of Directors will expire, respectively, on the date of the Annual Meeting in 2001 and 2002.

     So far as the Board has been advised, only the three persons named above as nominees will be nominated for election as directors at the Annual Meeting. It is intended that the shares represented by proxies in the accompanying form will be voted for the election of these three nominees unless authority to so vote is withheld. The nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly. The Board, however, expects each of the nominees to be available. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A stockholder entitled to vote for the election of directors may withhold authority to vote for all or certain nominees.

     The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors and for each director whose term continues, his or her name, age, principal occupation and employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation and employment is carried on and the period during which such person has served as a director of the Company.

2000 NOMINEES (CLASS I):

     JOHN F. MEIER, age 52, has been a director of the Company since 1987 and Chairman of the Board and Chief Executive Officer of the Company since June 1993. Mr. Meier is also a director of Cooper Tire and Rubber Company.

     CAROL B. MOERDYK, age 49, has been a director of the Company since February 1998. Ms. Moerdyk is Senior Vice President, North American and Australian Contract Operations of Boise Cascade Office Products Corporation. She served as Chief Financial Officer of Boise Cascade Office Products Corporation from 1995 to February 1998. From August 1992 to February 1995, she was Vice President, Assistant to the General Manager of Boise Cascade Office Products Corporation. Ms. Moerdyk is a member of the Audit and Compensation Committees.

     GARY L. MOREAU, age 45, has been a director of the Company since September 1996. Mr. Moreau is a principal of Pratt's Hollow Advisors, a business consulting company. Prior to his current position, Mr. Moreau was President and Chief Executive Officer of Lionel L.L.C. from January 1996 until July 1999. From 1991 until January 1996, Mr. Moreau was President and Chief Operating Officer of Oneida LTD. Mr. Moreau is a member of the Compensation Committee. Mr. Moreau is also a director of GSW, Inc.

     The Board of Directors unanimously recommends a vote FOR all three nominees.

CONTINUING DIRECTORS:

     PETER C. McC. HOWELL, age 50, has been a director of the Company since October 1993. Mr. Howell was Chairman and Chief Executive Officer of Signature Brands USA, Inc. (formerly known as Health o meter, Inc.) from August 1994 to August 1997. From 1989 to August 1994, Mr. Howell was President, Chief Executive Officer and a director of Mr. Coffee, inc. Mr. Howell is a member of Class II of the Board of Directors and a member of the Audit Committee. He is also a director of Global-Tech Appliances, Inc.

     WILLIAM A. FOLEY, age 52, has been a director of the Company since September 1994. Mr. Foley has been Chairman of the Board, President and Chief Executive Officer of LESCO, Inc. since October 1994. From July 1993 to October 1994, he was President and Chief Executive Officer of LESCO, Inc. Mr. Foley is a member of Class III of the Board of Directors and a member of the Compensation Committee. Mr. Foley is also a director of Dairy Mart Corporation.

     TERENCE P. STEWART, age 51, has been a director of the Company since October 1997. Mr. Stewart is managing partner of Stewart and Stewart, a law firm based in Washington, D.C. specializing in trade and international law issues, where he has worked since 1976. Mr. Stewart is a member of Class III of Board of Directors and a member of the Audit Committee.

     RICHARD I. REYNOLDS, age 53, has been a director of the Company since June 1993. Mr. Reynolds has been Executive Vice President and Chief Operating Officer of the Company since

November 1995. From June 1993 to November 1995, Mr. Reynolds was Vice President and Chief Financial Officer of the Company. He is a member of Class II of the Board of Directors.

COMPENSATION OF DIRECTORS:

     Non-management directors receive a retainer for service on the Board at the annual rate of $21,000, a fee for attendance at Board meetings of $750 per meeting and a fee for attendance at committee meetings of $500 per meeting. The retainer and all fees are payable in cash quarterly or subject to deferral. In 1999, each of the directors except Mr. Moreau elected to defer all or a portion of the retainer and fees into an account, the value of which is based upon the value of the Company's common stock plus dividends. Management directors do not receive additional compensation for service on the Board of Directors.

BOARD MEETINGS AND COMMITTEES OF THE BOARD:

     The Board of Directors met nine times during 1999. During 1999, each incumbent member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board and of committees of the Board of which he or she was a member.

     The Board of Directors currently has an Audit Committee and a Compensation Committee. The Company does not have a nominating committee or any regularly constituted committee performing the functions of such a committee. The Audit Committee makes recommendations to the Board of Directors as to the engagement or discharge of the independent auditors; reviews the plan and results of the auditing engagement with the independent auditors; reviews the scope and results of the Company's internal auditing procedures; reviews the adequacy of the Company's system of internal accounting controls; and directs and supervises investigations into matters within the scope of its duties. The Audit Committee met three times during 1999. The Audit Committee is comprised of Mr. Howell, Ms. Moerdyk and Mr. Stewart.

     The Compensation Committee of the Board of Directors is comprised of directors who are not officers or employees of the Company and are not eligible to participate in any of the Company's executive compensation programs. The Compensation Committee has overall responsibility for administering the executive compensation program of the Company. The Compensation Committee regularly evaluates the executive compensation program to ensure its appropriateness in the context of the Company's business and its competitiveness with the compensation practices of other companies. From time to time, the Compensation Committee seeks the advice of independent experts in evaluating plan design, compensation levels and administration. Each year the Compensation Committee reviews salaries for the executive officers of the Company. The Compensation Committee is also responsible for administering the stock option and equity participation plans and certain other incentive compensation plans covering executive officers. The Compensation Committee met twice during 1999. The Compensation Committee is comprised of Mr. Foley, Ms. Moerdyk and Mr. Moreau.

OTHER DIRECTOR INFORMATION:

     During 1999, the law firm of Stewart and Stewart, of which Mr. Stewart is a partner, received fees of approximately $42,500 from the Company for legal services in connection with various international trade matters. The Company anticipates that it will continue to utilize the legal services of Stewart and Stewart in the future in connection with international trade matters.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid by the Company for the last three completed fiscal years to the Company's Chief Executive Officer ("CEO") and the four most highly compensated executive officers other than the CEO who were serving as such at the end of 1999 (collectively, including the CEO, the "named executive officers").

SUMMARY COMPENSATION TABLE:

                                                                             LONG-TERM COMPENSATION
                                           ANNUAL COMPENSATION          ---------------------------------
                                     --------------------------------           AWARDS            PAYOUTS
                                                              OTHER     -----------------------   -------
                                                             ANNUAL     RESTRICTED     SHARES               ALL OTHER
                                                             COMPEN-      STOCK      UNDERLYING    LTIP      COMPEN-
 NAME & PRINCIPAL POSITION    YEAR   SALARY(1)   BONUS(2)   SATION(3)     AWARDS      OPTIONS     PAYOUTS   SATION(4)
 -------------------------    ----   ---------   --------   ---------   ----------   ----------   -------   ---------
John F. Meier                 1999   $440,000    $514,800          0        0          30,000        0       $13,200
  Chairman of the Board       1998   $428,750    $167,212     $  263        0          30,000        0       $12,862
  And Chief Executive         1997   $395,000           0     $  592        0               0        0       $11,850
  Officer
Richard I. Reynolds           1999   $312,583    $304,769     $1,370        0          22,000        0       $ 9,378
  Executive Vice              1998   $299,063    $ 97,195     $  228        0          22,000        0       $ 8,971
  President and Chief         1997   $275,000           0     $  223        0               0        0       $ 8,250
  Operating Officer
Kenneth G. Wilkes             1999   $195,385    $152,400     $1,094        0          11,500        0       $ 5,800
  Vice President and          1998   $179,438    $ 46,653     $  815        0          11,500        0       $ 5,382
  Chief Financial Officer     1997   $165,000           0     $6,353        0               0        0       $ 4,275
L. Frederick Ashton           1999   $179,596    $140,085     $4,777        0           6,500        0       $ 5,388
  Vice President,             1998   $172,248    $ 44,784     $  500        0           6,500        0       $ 5,104
  General Sales Manager       1997   $162,896           0     $3,255        0               0        0       $ 4,715
Arthur H. Smith               1999   $188,125    $128,395     $1,243        0          12,500        0       $ 5,522
  Vice President,             1998   $175,000    $ 39,812          0        0          12,500        0       $ 5,250
  General Counsel and         1997   $161,116           0     $4,524        0               0        0       $ 4,719
  Secretary

---------------

(1) Includes amounts deferred at the election of the named executive officer pursuant to the salary reduction provisions of benefit plans.

(2) The amounts disclosed in this column represent awards under the Libbey Inc. Senior Management Incentive Plan (the "Senior Management Incentive Plan").

(3) The amounts disclosed in this column represent amounts reimbursed for the payment of taxes payable with respect to perquisites. In each year, the aggregate incremental cost of perquisites and other personal benefits for any executive officer did not exceed the lesser of $50,000 or 10% of base salary plus bonus.

(4) The amounts disclosed in this column represent matching cash contributions to the Libbey Inc. Stock Purchase and Retirement Savings Plan, a defined contribution plan, and the Libbey Inc. Executive Savings Plan, a non-qualified plan designed to provide similar benefits to the extent such benefits cannot, under limitations of the Internal Revenue Code, be provided by the Libbey Inc. Stock Purchase and Retirement Savings Plan.

OPTION GRANTS IN 1999:

     The following table sets forth information on stock option grants to the named executive officers during 1999 pursuant to the Company's Stock Option Plan for Key Employees. The Company has not granted stock appreciation rights to any of the named executive officers.

                                                                                                   GRANT
                                                    INDIVIDUAL GRANTS                            DATE VALUE
                               -----------------------------------------------------------    ----------------
                               NUMBER OF SHARES      % OF TOTAL
                                  UNDERLYING          OPTIONS
                                    OPTIONS          GRANTED TO
                                    GRANTED         EMPLOYEES IN    EXERCISE    EXPIRATION       GRANT DATE
            NAME                      (#)           FISCAL YEAR      PRICE         DATE       PRESENT VALUE(1)
            ----               ----------------     ------------    --------    ----------    ----------------
John F. Meier................       30,000             18.24        $31.375      8/25/09          $368,159
Richard I. Reynolds..........       22,000             13.38        $31.375      8/25/09          $269,983
Kenneth G. Wilkes............       11,500              6.99        $31.375      8/25/09          $141,128
L. Frederick Ashton..........        6,500              3.95        $31.375      8/25/09          $ 79,768
Arthur H. Smith..............       12,500              7.60        $31.375      8/25/09          $153,400

---------------

(1) Options are granted at the fair market value at the date of the grant and become exercisable to the extent of 40% of the grant on the first anniversary of the grant and thereafter an additional 20% of the grant becomes exercisable on each of the second, third and fourth anniversaries of the grant.

    Present value is calculated using the Black-Scholes option pricing model. Assumptions used in calculating the reported values include (a) an expected volatility based on the monthly change for the period June 18, 1993 through the date of the grant (August 24, 1999 in the case of all named executive officers), (b) a weighted average risk-free rate of return of 6.0%, (c) dividend yield of 1.0% and (d) a time of exercise of 7 years. No adjustments were made for non-transferability or forfeiture.

AGGREGATED OPTION EXERCISES AND YEAR-END VALUES:

     The following table sets forth information concerning the exercise of stock options by the named executive officers in 1999 and the aggregate dollar value of unexercised options held at the end of 1999 by the named executive officers. The value is based upon a share price of $28.75, the closing price on the New York Stock Exchange on December 31, 1999.

                                                              UNDERLYING OPTIONS          IN-THE-MONEY OPTIONS
                              SHARES ACQUIRED    VALUE             AT FY-END                   AT FY-END
            NAME                ON EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----              ---------------   --------   -------------------------   -------------------------
John F. Meier...............           0              0     197,153         53,000      $2,396,785       $9,375
Richard I. Reynolds.........           0              0     158,338         38,400      $2,024,124       $6,000
Kenneth G. Wilkes...........           0              0      81,005         20,100      $  989,066       $3,188
L. Frederick Ashton.........       2,473         44,437      69,300         11,700      $  909,938       $2,438
Arthur H. Smith.............           0              0     139,724         21,700      $1,945,803       $3,188

RETIREMENT PLANS:

     The Company maintains a qualified retirement plan, the Libbey Inc. Salaried Cash Balance Pension Plan ("Salary Plan"), for its salaried employees, including executive officers, and a Supplemental Retirement Benefit Plan ("SERP"), which is a non-qualified plan designed to provide substantially identical retirement benefits to the extent that such benefits cannot, under the limitations of the Internal Revenue Code, be provided by the Salary Plan. The retirement plans were amended effective January 1, 1998 so that benefits will no longer be determined by the highest consecutive three-year annual earnings but will be determined by annual Company contribution credits equal to a percentage of annual earnings plus interest. Employees with 10 years of service with Libbey and who are age 55, or who are age 45 and have a combined age and years of service equal to 65, as of December 1997, will receive commencing upon retirement the greater of their cash balance account or a special minimum benefit ("Special Minimum Benefit") computed pursuant to the formula in effect prior to the amendment, for service prior to December 31, 2007.

     The following table illustrates the estimated annual retirement benefits which would be provided by the Special Minimum Benefit under the Salary Plan and the SERP in various average earnings classifications upon normal retirement at age 65 for those named executive officers for whom the Special Minimum Benefit is anticipated to apply, namely Messrs. Meier, Reynolds, Ashton and Smith:

  HIGHEST
CONSECUTIVE
THREE-YEAR                             YEARS OF CREDITED SERVICE
  AVERAGE     ----------------------------------------------------------------------------
 EARNINGS        15         20         25         30         35         40          45
-----------   --------   --------   --------   --------   --------   --------   ----------
$  100,000      18,808     25,078     31,347     37,617     43,886     46,386       48,886
$  125,000      24,013     32,018     40,022     48,027     56,031     59,156       62,281
$  150,000      29,218     38,958     48,697     58,437     68,176     71,926       75,676
$  175,000      34,423     45,898     57,372     68,847     80,321     84,696       89,071
$  200,000      39,628     52,838     66,047     79,257     92,466     97,466      102,466
$  225,000      44,833     59,778     74,722     89,667    104,611    110,236      115,861
$  250,000      50,038     66,718     83,397    100,077    116,756    123,006      129,256
$  300,000      60,711     80,949    101,186    121,423    141,660    149,160      156,660
$  400,000      82,140    109,520    136,900    164,280    191,660    201,660      211,660
$  450,000      92,854    123,806    154,757    185,709    216,660    227,910      239,160
$  500,000     103,569    138,091    172,614    207,137    241,660    254,160      266,660
$  600,000     124,997    166,663    208,329    249,994    291,660    306,660      321,660
$  700,000     146,426    195,234    244,043    292,851    341,660    359,160      376,660
$  800,000     167,854    223,806    279,757    335,709    391,660    411,660      431,660
$  900,000     189,283    252,377    315,471    378,566    441,660    464,160      486,660
$1,000,000     210,711    280,949    351,186    421,423    491,660    516,660      541,660
$1,200,000     253,569    338,091    422,614    507,137    591,660    621,660      651,660

     At December 31, 1999, Messrs. Meier, Reynolds, Wilkes, Ashton and Smith had total Credited Service under the Salary Plan and the SERP, respectively, of 29 years, 29 years, 6 years, 29 years and 31 years.

     The above pension table sets forth benefits calculated on a straight-life annuity basis and reflects the greater of the regular benefit, the Special Minimum Benefit or the "grandfathered" benefit available under the formula in effect prior to January 1, 1989. The regular benefit and the Special Minimum Benefit do not contain an offset for social security or other amounts, whereas the "grandfathered" benefit does provide for a partial offset for social security benefits.

     Annual covered earnings include base salary and amounts earned under the Senior Management Incentive Plan and the covered compensation under the Special Minimum Benefit of the retirement plan is the highest consecutive three year average of such amounts. The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit.

     Under the amended retirement plans effective January 1, 1998, each participant in the plans on December 31, 1997 is credited with an opening cash balance equal to the single sum amount of the participant's accrued benefit as of December 31, 1997 based upon retirement at age 65 and actuarial assumptions as to rate of interest and mortality. For each plan year beginning January 1, 1998, the Company will make an annual contribution credit to the participant's cash balance account in accordance with the following table and the cash balance account will be credited with interest annually at the 30-year Treasury Securities rate in effect in October of the preceding plan year with a minimum of 5 percent and a maximum of 10 percent. Normal retirement age is 65 under the amended retirement plans. Company contributions and interest are credited with respect to service beyond the age of 65. The estimated annual benefit payable to Mr. Wilkes commencing upon his retirement is $169,421 based upon assumptions that salary increases will be 3 percent annually, that the target incentives under the Senior Management Incentive Plan will be earned annually and that the applicable rate of interest will be 7 percent annually after 1999.

                SUM OF AGE                    CONTRIBUTION PERCENTAGE     CONTRIBUTION PERCENTAGE OF
               AND YEARS OF                  COMPENSATION UNDER SOCIAL     COMPENSATION AT OR ABOVE
              BENEFIT SERVICE                   SECURITY WAGE BASE        SOCIAL SECURITY WAGE BASE
              ---------------                -------------------------    --------------------------
0 but less than 30.........................             1.5%                          3.0%
30 but less than 34........................             1.7                           3.4
34 but less than 38........................             1.9                           3.8
38 but less than 42........................             2.1                           4.2
42 but less than 46........................             2.3                           4.6
46 but less than 50........................             2.7                           5.4
50 but less than 60........................             3.2                           6.4
60 but less than 70........................             4.0                           8.0
70 but less than 80........................             5.5                          11.0
80 but less than 90........................             7.0                          12.7
90 and over................................             9.0                          14.7

EXECUTIVE EMPLOYMENT AGREEMENTS:

     Libbey has entered into employment agreements with each of the Company's executive officers, including the named executive officers, that entitle them to receive their base salaries and to participate in designated benefit plans of the Company. Each employment agreement also provides that the officer's employment is not for any specified term and may be terminated at any time. In addition, each agreement provides that, in the event of the officer's termination other than for "cause" (as defined in the agreements), payment of base salary will continue for two years in Mr. Meier's case and one year in the case of the other executive officers. The employment agreements also provide that the officer's base salary may be adjusted periodically and that benefit plans in which the officer is entitled to participate may be adjusted or terminated by the Company at any time, but that no vested or accrued benefit may be adversely affected.

CHANGE IN CONTROL AGREEMENTS:

     To induce and help assure continuity of management and operations, the Company has entered into agreements (the "Agreements") with certain executives including the named executive officers which provide for certain severance benefits in the event an executive's employment is terminated following a Change in Control (as defined in the Agreements).

     Under the Agreements with the named executive officers, benefits are paid if, after a Change in Control, the Company terminates a named executive officer other than for Cause (as defined in the Agreements) or disability or if the named executive officer terminates employment for "Good Reason" (as specified in the Agreements) or for any reason within a period of thirty days following the first anniversary of a Change in Control. These severance benefits include: (a) the executive's salary through the termination date; (b) severance pay equal to three times the named executive's annual base salary and three times the greater of the target annual bonus or the annual bonus for the prior year; (c) acceleration of the exercisability of stock options; (d) medical and health benefits for three years following termination reduced to the extent comparable benefits are received from another employer; (e) outplacement and financial planning services; and (f) full vesting in, and additional three year accrual of benefits under, the Company's qualified and non-qualified retirement plans and any additional amount necessary to provide a minimum lump sum benefit of $250,000 under these plans. The Agreements provide that the benefits are net of any applicable federal excise tax and that the Company will pay legal fees and expenses incurred by the named executive to enforce his or her rights under the Agreements.

COMPENSATION COMMITTEE REPORT:

     Compensation Policies Applicable to Executive Officers. The Company's overall compensation program for salaried employees has been established and is administered to ensure that employee compensation motivates superior job performance and the achievement of business objectives. With respect to executive officer compensation, the policies followed in designing and administering this component of the overall program are based upon the main objective of increasing stockholder value through increasing operating income and return on invested capital. The Compensation Committee (the "Committee") believes that this can best be accomplished by an executive compensation program which (1) attracts and retains highly qualified individuals, (2) includes major components directly linked to increases in recognized measures of stockholder value and (3) rewards superior performance as measured by financial and non-financial factors. Compensation for executive officers is currently deductible for federal income tax purposes and the Committee intends to structure the Company's compensation and benefit plans to meet the requirements for continued deduction.

     Executive officer compensation consists of annual base salary, annual incentive awards and long-term compensation set at levels intended to be competitive within the industry and with companies of comparable size. The Committee intends to review base salaries annually, and in consultation from time to time with outside professional advisers, intends to make adjustments depending upon competitive salary levels, past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions in the future. The Committee also reviews periodically the incentive compensation and long-term compensation components of the executive compensation program and other aspects of the Company's executive compensation program and arrangements with its executives for appropriateness in the context of the Company's business and circumstances and for competitiveness with the compensation practices of other companies. Individual factors can be expected to be more significant than overall Company performance in a particular year in determining base salary levels and the rate of increase, while Company performance can be expected to be more significant in determining short-term and long-term incentive compensation.

     In 1998, Towers Perrin, a nationally recognized compensation and employee benefits consulting firm, was retained to assist the Company in assessing the competitiveness of base salary, annual incentive awards and long-term compensation. In this assignment, Towers Perrin reviewed the Company's executive compensation program. In conducting this review, it examined several 1998 survey sources. The Company was compared to 14 companies of comparable size. The peer group used by the Company to measure the performance of its stock was not used to compare compensation in view of significant differences between the Company and the peer group with regard to capital structure and the diversity, size and scope of the businesses in which various members of the peer group engage. The 1998 Towers Perrin review provided the foundation for the adjustments to base salaries made in 1999.

     The incentive compensation components of the executive compensation program are designed to provide rewards for past contributions and motivation for future performance. The performance goals and criteria for these components are tied directly to factors that the Committee believes will enhance the financial success of the Company and increase stockholder value. Thus, the total payouts under the annual incentive plan are determined primarily by the Company's performance against operating budget goals and in particular growth in operating income and economic value added ("EVA(R)(1)"). However, qualitative factors such as progress in implementing the strategic plan and employee commitment to, and involvement in, Company goals are important elements in determining

---------------

1 EVA(R) is a registered trademark of Stern Stewart & Co.

payout levels. The Committee believes that these and other qualitative factors will lead to the increased profitability of the Company and should be recognized and taken into consideration in determining the payout levels. Total actual payouts may be adjusted above or below target amounts based upon Company performance that exceeds or fails to meet pre-established goals. Individual performance against established goals will affect individual payments.

     The annual incentive awards paid with respect to 1999 resulted from the Company achieving record setting results, substantially in excess of its prior year and its historic performance. Excluding the effect of capacity realignment charges, the Company's operating income increased 24.9% in 1999 and EVA(R) increased 73.7%. With these significant increases having been achieved, annual incentive awards just short of the maximum payout level were earned.

     The Committee believes that an equity participation incentive plan is an important element of long-term compensation. The value of such plans for the executive is tied directly to stock price increases and thus provides strong incentives for increasing stockholder value. The Company currently has two such plans in effect. The Amended and Restated Libbey Inc. Stock Option Plan for Key Employees approved by the stockholders in 1995 provides for the granting of stock options ("the Option Plan"). All but a small percentage of shares authorized to be issued under the Option Plan have been granted. The 1999 Equity Participation Plan of Libbey Inc. approved by the stockholders in 1999 permits the Company to continue to grant stock options to incentivize current employees and to provide additional flexibility if circumstances of the Company's business and opportunities warrant different forms of equity participation compensation to incentivize current employees and attract new executives through awards other than stock options.

     Both plans are broad-based programs covering executive officers and other management employees. Under these plans, exercise prices are set at market value on the date of grant to focus management's attention on earnings performance sustained on a long-term basis. Exercise dates are deferred for one year from date of grant subject to acceleration in specified instances. To date only nonqualified stock options have been granted under these plans. The number of shares covered by option grants is based upon the individual's potential to make a contribution to the earnings growth of the Company. In 1993, all of the named executive officers listed in the Compensation Table of this proxy statement became equity investors in the Company and were granted stock options which are included in the number of shares awarded under the Option Plan.

     Compensation of Chief Executive Officer. The compensation policies described above apply as well to the compensation of the Chief Executive Officer ("CEO"). The Committee is directly responsible for determining the salary level of the CEO and for all awards and grants to the CEO under the incentive components of the compensation program. The overall compensation package for the CEO is designed to recognize that the CEO bears primary responsibility for increasing the value of stockholders' investments. Thus, a substantial portion of the CEO's compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase.

     The Committee believes that the current and changing business and industry environment requires a high degree of leadership, innovation and prudent risk taking in order to meet and sustain corporate objectives for increasing stockholder value. The CEO's compensation is thus structured and administered to motivate and reward the successful exercise of these qualities.

     The annual base salary and target bonus level of the CEO, as with other executives, is based upon a review, in consultation with the Committee's outside consultants, of similar positions within the industry and of companies of comparable size. Base salary was reviewed and adjusted in 1999 effective January 1, 2000. The incentive components of the CEO's compensation package consist of the annual incentive award and stock options. The factors described above for all executive officers are also used in determining the level of awards, grants and payouts under these plans for the CEO.

     The Committee believes that the CEO's compensation for 1999 was directly related to the size and the overall performance of the Company as measured by financial criteria and important qualitative factors. Financial performance during the year was measured by the Company's performance against operating budget goals, and in particular by the growth in operating income and EVA(R). The annual incentive award paid to the CEO with respect to 1999 resulted from the Company achieving record setting results, substantially in excess of its historic performance and its prior year with respect to growth in income from operations and EVA(R). With these significant increases having been achieved, the Chief Executive Officer, like the other executive officers, earned an annual incentive award just short of the maximum payout level.

                                          William A. Foley, Chairman
                                          Carol B. Moerdyk
                                          Gary L. Moreau

PERFORMANCE GRAPH:

     The graph below compares the total stockholder return on Libbey common stock to the cumulative total return for: the Standard & Poor's SmallCap 600 Index ("S&P SmallCap 600"), a broad market index; the Standard & Poor's SmallCap Housewares Index, a capitalization-weighted index that measures the performance of the housewares sector of the Standard & Poor's SmallCap Index ("Housewares-Small") and two peer groups. The indices reflect the year-end market value of an investment in the stock of each company in the index, including additional shares assumed to have been acquired with cash dividends, if any.

     Companies in the peer group used by the Company were chosen based upon their lines of business or product end uses being comparable to those of the Company. The peer group is limited to those companies for whom market quotations are available.

     The old peer group consisted of Ekco Group Inc., General Housewares Corp., Lancaster Colony Corp., Mikasa, Inc., Newell Rubbermaid Inc., Oneida LTD. and Premark International Inc. During 1999 Ekco Group Inc. and General Housewares Corp. were acquired by a private corporation and Premark International Inc. was acquired by a large corporation with very diverse lines of business with the result that the business of Premark International Inc. as part of the larger company is no longer fairly comparable to the Company's line of business and product end uses. Commencing in 2000, the new peer group used by the Company includes the remaining four companies of the old peer group (namely, Lancaster Colony Corp., Mikasa, Inc., Newell Rubbermaid Inc. and Oneida LTD.) whose lines of business or product end uses are comparable to those of the Company and for whom market quotations are available.

     The graph assumes a $100 investment in Libbey stock on January 1, 1995 and also assumes investments of $100 in each of the S&P SmallCap 600, and the Housewares-Small indices and both the old and new peer groups, respectively, on January 1, 1995. The value of these investments on December 31 of each year from 1995 through 1999 is shown in the table below the graph.

                            LIBBEY PERFORMANCE GRAPH

                                                      S&P SMALL CAP        HOUSEWARES-
                                   LIBBEY INC.          600 INDEX             SMALL          NEW PEER GROUP      OLD PEER GROUP
                                   -----------        -------------        -----------       --------------      --------------
Dec. 94                                 100                 100                 100                 100                 100
Dec. 95                              131.08              129.96               71.43              123.23               119.5
Dec. 96                              164.34              157.67              180.76              149.34                 165
Dec. 97                              222.64              198.01              139.54               205.3              225.78
Dec. 98                              173.62              195.42              112.02              193.28              221.13
Dec. 99                              174.27              219.66              112.27              153.69              175.83

                                INDEXED RETURNS

                                  Base
                                 Period                     Years Ending
                                 -------   -----------------------------------------------
                                  Dec.      Dec.      Dec.      Dec.      Dec.      Dec.
      Company Name/Index           94        95        96        97        98        99
      ------------------         -------   -------   -------   -------   -------   -------
LIBBEY INC.                        100     131.08    164.34    222.64    173.62    174.27
S&P SMALLCAP 600 INDEX             100     129.96    157.67    198.01    195.42    219.66
HOUSEWARES-SMALL                   100      71.43    180.76    139.54    112.02    112.27
NEW PEER GROUP                     100     123.23    149.34    205.30    193.28    153.69
OLD PEER GROUP                     100     119.50    165.00    225.78    221.13    175.83

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of December 31, 1999 with respect to any person known to the Company to be the beneficial owner of more than five percent of its common stock based upon Schedule 13Gs received by the Company except as otherwise noted and as of March 15, 2000, with respect to each of the Company's directors and nominees for director, each of the named executive officers and all directors and executive officers of the Company as a group and shares held by the trustee of the Company's Stock Purchase and Retirement Savings Plan, Stock Purchase and Supplemental Retirement Plan and Long-Term Savings Plan and Trust. The shares owned by the executive officers set forth below include the shares held in their accounts in the Stock Purchase and Retirement Savings Plan of the Company. An asterisk indicates ownership of less than one percent of the outstanding stock.

              NAME AND ADDRESS                    NUMBER OF SHARES         PERCENT
            OF BENEFICIAL OWNER               BENEFICIALLY OWNED(1 & 2)    OF CLASS
            -------------------               -------------------------    --------
Ariel Capital Management, Inc.(3)                     3,196,835             20.96
307 North Michigan Avenue
Chicago, IL 60601
Baron Capital Group, Inc.(4)                          3,639,100             23.86
767 Fifth Avenue
New York, NY 10153
Capital Guardian Trust Company(5)                     1,616,200             10.60
11100 Santa Monica Boulevard
Los Angeles, CA 90025-3384
Key Trust Company of Ohio N.A.(6)                       816,887              5.37
4900 Tiedeman Road
Brooklyn, Ohio 44144
L. Frederick Ashton                                      91,211                 *
William A. Foley                                            500                 *
Peter C. McC. Howell(7)                                   1,750                 *
John F. Meier(8)                                        230,417              1.44
Carol B. Moerdyk                                            900                 *
Gary L. Moreau                                              500                 *
Richard I. Reynolds                                     191,499              1.20
Arthur H. Smith                                         170,712              1.07
Terence P. Stewart                                          605                 *
Kenneth G. Wilkes                                        97,406                 *
Directors & Executive Officers as a Group               897,361              5.63

---------------

(1) For purposes of this table, a person or group of persons is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person has the right to acquire within 60 days of such date is deemed outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The information includes all currently exercisable options granted to Messrs. Meier, Reynolds, Wilkes, Ashton and Smith. The number of shares beneficially owned includes shares subject to options as follows: Mr. Meier-197,153; Mr. Reynolds-158,338; Mr. Wilkes--81,005 Mr. Ashton--69,300; Mr. Smith--137,724, and all executive officers as a group--730,730.

(2) The table includes the number of equivalent shares of common stock that Messrs. Meier, Reynolds, Wilkes, Ashton, Smith and all officers as a group held in the Libbey Stock Purchase and Retirement Savings Plan as of March 15, 2000.

(3) The amended Schedule 13G received by the Company from Ariel Capital Management, Inc., an investment advisor, and John W. Rogers, Jr., its President and principal shareholder, dated February 10, 2000, indicates that as of January 31, 2000 Ariel Capital Management, Inc. is the beneficial owner of 3,196,835 common shares with sole dispositive power with respect to 3,196,835 common shares and sole voting power with respect to 3,055,360 common shares. The amended schedule further states all securities reported in the amended schedule are owned by investment advisory clients of Ariel Capital Management, Inc., no one of which to the knowledge of Ariel Capital Management, Inc. owns more than 5% of the class. Mr. Rogers disclaims beneficial ownership of the shares held by Ariel Capital Management, Inc.

(4) The amended Schedule 13G dated March 2, 2000, filed by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc., Baron Asset Fund and Ronald Baron, indicates as of March 2, 2000 beneficial ownership of 3,639,100 common shares with shared dispositive power with respect to 3,639,100 common shares and shared voting power with respect to 3,639,100 common shares. Baron Capital Group, Inc., a holding company, and Ronald Baron, President of each of the reporting persons, are reported to hold beneficial ownership of 3,639,100 common shares with shared dispositive power with respect to 3,639,100 common shares and shared voting power with respect to 3,639,100 common shares. BAMCO, Inc and Baron Capital Management, Inc. are reported to be investment advisors with beneficial ownership of 2,892,500 and 746,600 common shares respectively, with shared dispositive power with respect to 2,892,500 and 746,600 common shares, respectively, and shared voting power with respect to 2,892,500 and 746,600 common shares, respectively. Baron Asset Fund is reported to be an investment company with beneficial ownership of 2,757,500 common shares with shared dispositive power with respect to 2,757,500 common shares and shared voting power with respect to 2,757,500 common shares. Each of the reporting persons disclaim beneficial ownership of the shares for which they share power.

(5) The Schedule 13G received by the Company from Capital Group International, Inc., the parent holding company of five investment management companies, and Capital Guardian Trust Company, indicates that Capital Group International, Inc. has beneficial ownership of 1,616,200 shares of common stock with sole dispositive power with respect to 1,616,200 common shares and sole voting power with respect to 1,283,900 common shares and that Capital Guardian Trust Company has beneficial ownership of 1,447,000 shares of common stock with sole dispositive power with respect to 1,447,000 common shares and sole voting power with respect to 1,114,700 common shares. Capital Guardian Trust Company, a bank, is the beneficial owner of these shares as a result of serving as investment manager of various institutional accounts. Capital Group International, Inc. and Capital Guardian Trust Company disclaim beneficial ownership.

(6) Key Trust Company of Ohio, N.A., as trustee of the Libbey Inc. Stock Purchase and Retirement Savings Plan is the beneficial owner of 610,356 common shares, as trustee of the Libbey Inc. Stock Purchase and Supplemental Retirement Plan is the beneficial owner of 205,260 common shares and as trustee of the Libbey Inc. Long-Term Savings Plan & Trust is the beneficial owner of 1,271 common shares. These plans are defined contribution plans for the Company's employees, each of whom has the right to instruct the trustee as to the manner in which the equivalent shares of the Company in his or her account in the Plans are to be voted.

(7) Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in such shares.

(8) Includes 8,406 shares held by family members of Mr. Meier. Mr. Meier disclaims any beneficial interest in such shares.

                              INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors of the Company has selected Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2000.

     A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by stockholders will require a majority vote of common stock represented in person or by proxy.

                              GENERAL INFORMATION

REVOCABILITY OF PROXIES:

     Any proxy solicited hereby may be revoked by the person giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or at the Annual Meeting.

SOLICITATION COSTS:

     The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT:

     Section 16(a)of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required by SEC regulation to furnish the Company with copies of all such forms which they file.

     Based solely on the Company's review of the copies of Forms 3 and 4 and amendments thereto received by it during 1999, Forms 5 and amendments thereto received by it with respect to fiscal 1999, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the fiscal year ending December 31, 1999, all filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners subject to Section 16 of the Exchange Act were complied with.

STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING:

     A stockholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 29, 2000. The Company requests that all such proposals be addressed to Arthur H. Smith, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

REPORTS TO STOCKHOLDERS:

     The Company has mailed this Proxy Statement and a copy of its 1999 Annual Report to each stockholder entitled to vote at the Annual Meeting. Included in the 1999 Annual Report are the Company's consolidated financial statements for the year ended December 31, 1999.

     A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, Kenneth
A. Boerger, Vice President and Treasurer, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

                                          By Order of the Board of Directors,

                                          ARTHUR H. SMITH, Secretary

Toledo, Ohio
March 30, 2000

1.  Election of Directors     FOR all nominees       WITHOLD AUTHORITY to vote         *EXCEPTIONS
                              listed below           for all nominees listed below


    The nominees for the board of directors are: John F. Meier, Carol B. Moerdyk and Gary L.
    Moreau (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the
    "Exceptions" box and write that nominee's name in the space provided below.)


    *Exceptions____________________________________________________________________________________
    To vote your shares for all Director nominees, mark "For" box on Item 1. To withhold voting for all nominees mark "Withhold" box. If you do not wish your shares voted for a particular nominee, enter the name(s) of the exception(s) in the space provided above.


2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

                                        Address Change and
                                        or Comments Mark Here


                                        The form must be signed exactly as name(s) appear hereon.
                                        Attorneys-in-fact, executors, trustees, guardians, corporate officers, etc. should give full title.

                                        Dated:
                                               ---------------------------------------------, 2000


                                        ----------------------------------------------------------
                                                                   Signature


                                        ----------------------------------------------------------
                                                                   Signature



SIGN, DATE AND RETURN THE PROXY
CARD IN THE ENCLOSED ENVELOPE.                                     VOTES MUST BE INDICATED
                                                                   (X) IN BLACK OR BLUE INK. [   ]

-------------------------------------------------------------------------------------------------

                                   LIBBEY INC.
                                      PROXY
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints each of John F. Meier, Richard I. Reynolds, Arthur H.
Smith and Kenneth G. Wilkes, as proxy, with full power of substitution, to vote all shares of
Common Stock of Libbey Inc. held of record by the undersigned on March 15, 2000, at the Annual
Meeting of Stockholders to be held on May 4, 2000, and at any adjournment thereof, upon the matters referred to on the reverse side and described in the proxy statement furnished herewith, and in their discretion, upon any other matters which may properly come before the meeting. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED
DIRECTOR NOMINEES AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME
BEFORE THE MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL LISTED DIRECTOR NOMINEES.

     Please sign on the reverse side of this card and return it promptly in the enclosed return envelope.

                                                      (Continued, and please sign on reverse side)


                                        LIBBEY INC.
                                        P.O. Box 11035
                                        NEW YORK, NY  10203-0035


